Exhibit 99.(h).(5).(a)

EXPENSE LIMITATION AGREEMENT

VIRTUS MANAGED ACCOUNT COMPLETION SHARES (MACS) TRUST

This Expense Limitation Agreement (the “Agreement”), effective as of December 17, 2024, by and between Virtus Managed Account Completion Shares (MACS) Trust, a Delaware statutory trust (the “Registrant”), on behalf of each series of the Registrant listed in Appendix A (each a “Fund” and collectively, the “Funds”) and the Subadviser of each of the Funds, Newfleet Asset Management, a division of Virtus Fixed Income Advisers, LLC (the “Subadviser”).

WHEREAS, the Subadviser renders advice and services to the Funds pursuant to the terms and provisions of one or more Subadvisory Agreements entered into between the Registrant and the Subadviser (the “Subadvisory Agreement”);

WHEREAS, the Subadviser desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

WHEREAS, the Subadviser understands and intends that the Registrant will rely on this Agreement in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Limit on Fund Expenses. The Subadviser has agreed to limit the respective rate of Total Fund Operating Expenses (“Expense Limit”) for each Fund to 0.00% of each Fund’s net assets for the period during which the Subadviser is engaged to serve as the investment subadviser to each such Fund.

2.	Definitions. For purposes of this Agreement, the term “Total Fund Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Subadviser’s investment advisory or management fee under the Subadvisory Agreement and other expenses described in the Subadvisory Agreement that the Fund is responsible for and have not been assumed by the Subadviser, but excludes front-end or contingent deferred loads, taxes, leverage and borrowing expenses (such as commitment, amendment and renewal expenses on credit or redemption facilities), interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, unusual or infrequently occurring expenses (such as litigation), acquired fund fees and expenses, and dividend expenses, if any.

3.	Term and Termination. This Agreement shall remain effective with respect to each Fund until termination of the Subadvisory Agreement with respect to such Fund, unless sooner terminated as provided below in this Paragraph. This Agreement may be terminated by the Registrant on behalf of any one or more of the Funds upon notice to the Subadviser.

4.	Amendment and Assignment. This Agreement and the rights and obligations hereunder may not be amended or assigned by a party without the written consent of the other party.

5.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

7.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

8.	Computation. If the fiscal year-to-date Total Fund Operating Expenses of a Fund or Other Expenses, as applicable, at the end of any month during which this Agreement is in effect exceed the Expense Limit for that Fund (the “Excess Amount”), the Subadviser shall remit to that Fund (or cause an affiliate to waive or reduce its fee under another agreement and/or remit to that Fund) an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

9.	Liability. Virtus agrees that it shall look only to the assets of the relevant class of each respective relevant Fund for performance of this Agreement and for payment of any claim Virtus may have hereunder, and neither any other Fund (including the other series of the Registrant) or class of the Fund, nor any of the Registrant’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

VIRTUS MANAGED ACCOUNT COMPLETION SHARES (MACS) TRUST		VIRTUS FIXED INCOME ADVISERS, INC.

By:	/s/ W. Patrick Bradley	By:	/s/ Richard W. Smirl
Name:	W. Patrick Bradley	Name:	Richard W. Smirl
Title: Executive Vice President, Chief Financial Officer & Treasurer		Title: Executive Vice President

APPENDIX A

Funds

Virtus Newfleet ABS MACS
Virtus Newfleet CMBS MACS
Virtus Newfleet Floating Rate MACS
Virtus Newfleet High Yield MACS
Virtus Newfleet RMBS MACS